Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, OR (II) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAW, INCLUDING PURSUANT TO RULE 144, RULE 144A OR TO PERSONS OUTSIDE OF THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, PROVIDED THAT, EXCEPT IN THE CASE OF ANY TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PURSUANT TO RULE 144, RULE 144A OR TO PERSONS OUTSIDE OF THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, AN OPINION OF COUNSEL SHALL BE FURNISHED TO THE ISSUER (IF REQUESTED BY THE ISSUER), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND/OR APPLICABLE STATE SECURITIES LAW.

THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREAS. REG. SECTION 1.1275-3: THIS DEBT INSTRUMENT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUER WILL MAKE AVAILABLE ON REQUEST TO THE HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD. THE ADDRESS OF THE ISSUER IS: SONDER HOLDINGS INC., 447 SUTTER ST. SUITE 405, #542, SAN FRANCISCO, CA 94108, ATTENTION: CHIEF FINANCIAL OFFICER.

THE HOLDER MAY NOT, DIRECTLY OR INDIRECTLY, TRANSFER THIS NOTE, EXCEPT IN ACCORDANCE WITH SECTION 12 AND SECTION 13 HEREOF.

ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THE LIENS AND SECURITY INTERESTS SECURING THE OBLIGATIONS EVIDENCED BY THIS NOTE, THE EXERCISE OF ANY RIGHT OR REMEDY WITH RESPECT THERETO, AND CERTAIN OF THE RIGHTS OF THE HOLDER HEREOF ARE SUBJECT TO THE PROVISIONS OF THE PARI PASSU INTERCREDITOR AGREEMENT DATED AS OF AUGUST 5, 2025 (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “PARI PASSU INTERCREDITOR AGREEMENT”), BY AND AMONG THE PARTIES THERETO, AND ACKNOWLEDGED BY SONDER HOLDINGS INC. AND CERTAIN OTHER OBLIGORS. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE PARI PASSU INTERCREDITOR AGREEMENT AND THIS NOTE, THE TERMS OF THE PARI PASSU INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

SENIOR SECURED PROMISSORY NOTE

Issuance Date: August 5, 2025 (the “Issuance Date”)

Original Principal Amount: $[●]

Note No.: N-[●]

FOR VALUE RECEIVED, Sonder Holdings Inc., a Delaware corporation (the “Issuer”), hereby promises to pay [Holder] or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment of PIK Interest or (ii) reduced pursuant to any redemption or repayment effected in accordance with the terms hereof or the terms of the Note Purchase Agreement (the balance of such amount from time to time being the “Outstanding Principal Balance”), when due, whether upon the Maturity Date, redemption, acceleration or otherwise (in each case in accordance with the terms hereof). This note (including all notes issued in exchange, transfer or replacement hereof, this “Note”) is issued pursuant to the Note Purchase Agreement (as defined below).

SECTION 1. DEFINITIONS. Capitalized terms used herein and not defined below shall have the respective meanings set forth in the Note Purchase Agreement. The following terms used in this Note will have the respective meanings set forth below:

“20 Broad Litigation” means the litigation between Sonder USA Inc., Sonder Canada Inc., Sonder Holdings Inc. and Broad Street Property in relation to the property located at 20 Broad Street, New York, New York.

“20 Broad Litigation Payment” means (a) payment of damages made by the Issuing Parties consistent with any award of damages issued by a court of competent jurisdiction in relation to the 20 Broad Litigation or (b) payment, or if paid in installments, each payment made by the Issuer Parties in settlement of the 20 Broad Litigation.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified including, without limitation, any general partner, managing member, officer, director, trustee or manager of such person and any venture capital fund, private equity fund, investment firm or registered investment company now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.

“Applicable Rate” means 15.00% per annum.

“Asset Sale Pro Rata Portion” means, as of any date of determination, an amount equal to (a) 90% of any Net Available Cash, multiplied by (b) the fraction obtained by dividing (i) the Outstanding Principal Balance of this Note by (y) the sum of the aggregate Outstanding Principal Balances of all then-outstanding Notes plus the then-outstanding principal amount of the Loans (as defined in the Pari Passu Loan Agreement) under the Pari Passu Loan Documents.

“Certificate of Incorporation” means the Issuer’s Amended and Restated Certificate of Incorporation as amended and supplemented from time to time.

“Change of Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the ordinary voting power for the election of directors of the Issuer (determined on a fully diluted basis); (b) the Issuer shall cease to have the ability to, directly or indirectly, elect (either through share ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of any other Issuer Party, except to the extent expressly permitted by Section 9(g) of the Note Purchase Agreement; (c) any Issuer Party shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of its Subsidiaries on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested), free and clear of all Liens (except Liens created by the Security Documents, Liens permitted by Section 9(b)(xiii) of the Note Purchase Agreement and non-consensual Permitted Liens that are being contested in good faith); provided that this clause (c) shall not apply to Sonder Canada so long as Issuer and its Subsidiaries own and control, of record and beneficially, directly or indirectly, at least 73% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Sonder Canada; provided further that, with respect to any Subsidiary formed in a jurisdiction where a law, rule or regulation of such jurisdiction restricts the applicable Issuer Party from owning and controlling, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding Equity Interest of such Subsidiary, in each case, this clause (c) shall not apply so long as (x) such Issuer Party owns and controls no less than ninety-nine percent (99%) (or such lesser amount representing the maximum amount of Equity Interests such Issuer Party is permitted to own and control) of each class of outstanding Equity Interests of such Subsidiary free and clear of all Liens (except Liens created by the Security Agreement, Liens permitted by Section 9(b)(xiii) of the Note Purchase Agreement and non-consensual Permitted Liens that are being contested in good faith) and (y) such Issuer Party has notified the Investors of such situation and the limitations of such Subsidiary’s jurisdiction; (d) Issuer shall liquidate or dissolve; (e) the Common Stock of the Issuer ceases to be listed on a Principal Market; (f) the consummation of (A) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Issuer, taken as a whole, to any Person; or (B) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, amalgamation, arrangement, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) more than fifty percent (50%) of the outstanding shares of capital stock of the Issuer (other than capital stock of the Issuer held by the Issuer as treasury stock) are exchanged for, converted into, acquired for, or constitute solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that (i) any merger, consolidation, amalgamation, arrangement, share exchange or combination of the Issuer pursuant to which the Persons that directly or indirectly beneficially owned all classes of the Issuer’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (f) or (g) a “change of control” or any comparable term under, and as defined in, any Pari Passu Loan Document or any Subordinated Note Document shall have occurred.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means (i) the common stock of the Issuer, par value $0.0001 per share of the Issuer, and (ii) any other class of securities into which such securities may hereafter be reclassified or changed.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized in such period on the consolidated balance sheet of the Issuer) by the Issuer during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Issuer.

“Consolidated Cash Interest Expense” means, for any period, (x) Consolidated Interest Expense for such period excluding (i) any interest expense not payable in cash (such as pay-in-kind interest, non-cash amortization and write-off of discount and debt issuance costs), and (ii) annual agency fees or any other similar fees paid to the Notes Agent in for its benefit and not for the benefit of any Investor during such period minus (y) gross interest income for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Issuer on a consolidated basis with respect to all outstanding Indebtedness of the Issuer, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and fees payable to the Notes Agent and Investors that are considered interest expense in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Interest” shall have the meaning set forth in Section 3(f).

“Default Rate” shall have the meaning set forth in Section 3(f).

“Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) Consolidated Adjusted EBITDA for such period minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled cash repayments of (A) the Obligations under the Note Purchase Agreement and (B) Indebtedness that is senior or pari passu to the Notes in right of payment to the extent such repayments or prepayments are permitted hereunder, and not financed with the proceeds of long term Indebtedness and the Indebtedness so prepaid by its terms cannot be re-borrowed or redrawn), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) tax distributions paid or payable in cash with respect to such period, (e) [reserved], (f) cash fees and expenses in connection with exchanges or refinancings of (A) the Obligations under the Note Purchase Agreement and (B) Indebtedness that is senior or pari passu to the Notes in right of payment permitted hereunder or early extinguishment of Indebtedness that is senior or pari passu to the Notes in right of payment, in each case paid in such period, (g) cash indemnity payments made in such period pursuant to indemnification provisions in any agreement in connection with any disposition or Investment permitted hereunder, (h) any other changes in working capital related to rent paid by the Issuer or its Subsidiaries that did not otherwise decrease Consolidated Net Income, (i) pro forma cost savings and other pro forma adjustments added to Consolidated Adjusted EBITDA or Consolidated Net Income for such fiscal quarter, to the extent not actually realized in such fiscal quarter and (j) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment of Obligations under the Note Purchase Agreement or the Pari Passu Loan Documents. For the avoidance of doubt, solely to the extent such amounts are not already deducted from calculations or Consolidated Net Income, any 20 Broad Litigation Payment shall be deducted from Consolidated Adjusted EBITDA for purposes of calculating Excess Cash Flow.

In addition, “Excess Cash Flow” shall be calculated to (i) add the aggregate amount of items that were deducted from or not added to net income in calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated Adjusted EBITDA to the extent such items either (A) represent cash received by the Issuer and its Subsidiaries that had not increased Excess Cash Flow upon the receipt thereof in a prior period, or (B) do not represent cash paid by the Issuer and its Subsidiaries, in each case, on a consolidated basis during such period; and (ii) deduct the aggregate amount of items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated Adjusted EBITDA or were added to Consolidated Adjusted EBITDA to the extent such items (A) represent a cash payment by the Issuer or its Subsidiaries that had not reduced Excess Cash Flow upon the accrual thereof in a prior period or (B) do not represent cash received by the Issuer or its Subsidiaries, in each case, on a consolidated basis during such period.

“Excess Cash Flow Notice” shall have the meaning specified in Section 6(d).

“Excess Cash Flow Pro Rata Portion” means as of any date of determination, an amount equal to (a) 50% of any Excess Cash Flow, multiplied by (b) the fraction obtained by dividing (i) the Outstanding Principal Balance of this Note by (ii) the sum of the aggregate Outstanding Principal Balances of all then-outstanding Notes plus the then-outstanding principal amount of the Loans (as defined in the Pari Passu Loan Agreement) under the Pari Passu Loan Documents.

“Excess Cash Flow Redemption” shall have the meaning specified in Section 6(d).

“Excess Cash Flow Redemption Offer” shall have the meaning specified in Section 6(d).

“Excess Cash Flow Trigger” shall mean (i) Excess Cash Flow equals a positive number and (ii) after giving pro forma effect to the Excess Cash Flow Redemption, the Issuer’s pro forma Liquidity would be greater than or equal to $35,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning specified in Section 7.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to, any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Holder” shall have the meaning specified in the introductory paragraph.

“Interest Payment Due Date” shall have the meaning specified in Section 3(c).

“Issuance Date” shall have the meaning specified in the preamble of this Note.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, ruling, or order of, including the administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“Liquidity” means as of any date of determination, the amount of Consolidated unrestricted cash and Cash Equivalents of the Issuer and its Subsidiaries, as reflected on the Consolidated balance sheets delivered pursuant to Section 8(a)(i) or Section 8(a)(ii), as applicable, of the Note Purchase Agreement.

“Make-Whole Amount” means, with respect to any redemption pursuant to Section 6(a), Section 6(b) or Section 6(e), or any automatic acceleration upon an Event of Default of the type specified in Section 7(j) or Section 7(k), the sum of the undiscounted interest payments that would have been payable under the Note beginning the day after such redemption or acceleration through the Maturity Date but for the occurrence of such redemption or acceleration (assuming that such interest is payable in cash and is not capitalized to increase the Outstanding Principal Balance).

“Maturity Date” means, July 4, 2026.

“Net Available Cash” means cash payments from a Disposition made pursuant to Section 9(c)(vii) of the Note Purchase Agreement received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Disposition or received in any other non-cash form) therefrom, in each case net of (1) all brokerage, legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Disposition, (2) all payments made on any Indebtedness (other than Priority Payment Lien Obligations and Indebtedness secured by Liens that are junior to the Liens securing the Notes) that is secured by any assets subject to such Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law be repaid out of the proceeds from such Disposition, (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Disposition and retained by Sonder Holdings after such Disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters and (5) any portion of the purchase price from a Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Disposition); provided, however, that in the cases of clauses (4) and (5), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to Sonder Holdings.

“Note Obligations Amount” means, as of any date of determination, an amount equal to the sum of (i) the Outstanding Principal Balance (or portion thereof, if applicable) as of the Close of Business on such date plus (ii) all accrued and unpaid interest on this Note (or portion thereof, if applicable) through, but excluding such date, which interest is not otherwise included in such Outstanding Principal Balance, plus (iii) in the case of any redemption pursuant to Section 6(a), Section 6(b) or Section 6(e), or an Event of Default of the type specified in Section 7(j) or Section 7(k) only, the Make-Whole Amount.

“Note Purchase Agreement” shall mean the Note and Warrant Purchase Agreement, dated as of August 5, 2025, by and among the Issuer, the Guarantors and the Investors party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Notes” shall mean the Senior Secured Promissory Notes issued pursuant to the Note Purchase Agreement.

“Open of Business” means 9:00 a.m., New York City time.

“Original Principal Amount” shall have the meaning specified in the introductory paragraph.

“Outstanding Principal Balance” shall have the meaning specified in the introductory paragraph.

“PIK Interest” means accrued interest that is added to the Outstanding Principal Balance pursuant to Section 3. All interest accrued at the Default Rate shall be PIK Interest.

“Principal Market” means the primary market or exchange on which the Common Stock is listed or quoted for trading on the date in question, being one or more of: The American Stock Exchange, The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Capital Market (or any of their respective successors).

“Priority Payment Lien Obligations” means obligations under the Pari Passu Loan Documents and any other Indebtedness secured by Permitted Liens.

“Qualified Transferee” means (a) any Investor or (b) any Person (other than a natural person) that (i) is a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) or (ii) has total assets (in name or under management) in excess of $100,000,000.

“Redemption Date” shall have the meaning specified in Section 6(a).

“Redemption Notice” shall have the meaning specified in Section 6(a).

“Register” shall have the meaning specified in Section 12(b).

“Registered Notes” shall have the meaning specified in Section 12(b).

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of Issuer and its Subsidiaries and any reasonable extension or evolution of any of the foregoing.

“Replacement Notes” shall have the meaning specified in Section 13(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Surviving Person” means the surviving Person in a merger, consolidation or similar transaction involving the Issuer.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transferee” means the transferee designated by the Holder.

SECTION 2. PAYMENT OF PRINCIPAL. If this Note has not yet been redeemed or otherwise repaid, the Note Obligations Amount (and all other outstanding Obligations) as of the Maturity Date shall be due and payable on the Maturity Date.

SECTION 3. PAYMENT OF INTEREST.

(a)         During the term of this Note, interest shall accrue on the Outstanding Principal Balance at the Applicable Rate (or the Default Rate to the extent provided in Section 3(f)) per annum from, and including, the Issuance Date until, but excluding, the Maturity Date.

(b)         The accrual of interest on this Note (other than Default Interest) as of any date will be calculated based on the Outstanding Principal Balance of this Note as of the Close of Business on the immediately preceding Interest Payment Due Date (or, if there is no preceding Interest Payment Due Date following the Issuance Date, on the Issuance Date).

(c)         Accrued interest (other than Default Interest) shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2025 (each, an “Interest Payment Due Date”). On each Interest Payment Due Date, such accrued interest shall be payable as PIK Interest by adding such accrued interest to the Outstanding Principal Balance.

(d)         Except as provided in Section 3(f) below, any accrued interest paid as PIK Interest will be effective at the Open of Business on such Interest Payment Due Date. Interest shall accrue and shall be computed on the basis of a 360-day year and the actual number of days elapsed in such period.

(e)         On each Interest Payment Due Date, the Notes Agent shall make a record on the Register of the Outstanding Principal Balance of this Note due to any accrued PIK Interest, each Note shall represent the increased Outstanding Principal Balance, and no separate Note will be issued with respect to such accrued PIK Interest.

(f)          Notwithstanding the foregoing, following the occurrence and during the continuance of any Event of Default, the Issuer shall pay interest (“Default Interest”) at a rate equal to the interest rate otherwise applicable plus 5.00% (the “Default Rate”) on (i) the Outstanding Principal Balance, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full. Default Interest shall be payable in arrears daily based on the Outstanding Principal Balance of this Note and (to the fullest extent permitted by applicable law) the amount of any unpaid interest, fees and other amounts as of the Close of Business on the immediately preceding calendar day. Such accrued Default Interest shall be paid as PIK Interest by adding such accrued Default Interest to the Outstanding Principal Balance.

SECTION 4. [Reserved].

SECTION 5. [Reserved].

SECTION 6. REDEMPTION.

(a)         Redemption at the Option of the Issuer. So long as no Event of Default has occurred and is continuing, the Issuer shall have the right to redeem the Note, in whole or in part, for an amount in cash equal to the Note Obligations Amount in respect of all or a portion of the Outstanding Principal Balance, as the case may be, on or about the date specified (the “Redemption Date”) in a written notice to Holder (the “Redemption Notice”) that shall be delivered not less than thirty (30) days prior to the proposed Redemption Date, provided that any such redemption shall be made pro rata with respect to all Notes then outstanding and the Loans (as defined in the Pari Passu Loan Agreement) then outstanding under the Pari Passu Loan Documents, and such Redemption Notice may be made contingent upon the consummation or completion of another transaction.

(b)        Offer to Redeem upon a Change of Control. If a Change of Control shall occur, the Issuer shall, not later than three (3) Business Days after the occurrence of such Change of Control, give written notice to the Holder and offer to redeem this Note for an amount in cash equal to the Note Obligations Amount in respect of the Outstanding Principal Balance. Holder may accept such redemption offer by written notice to the Issuer not later than five (5) Business Days after delivery of such notice and the Issuer shall make payment on the redemption within three (3) Business Days of its receipt of such notice of acceptance.

(c)        Offer to Redeem upon Certain Asset Sales. Upon the receipt of any Net Available Cash from any Dispositions in excess of $20,000 individually or $500,000 in the aggregate made on or after the Issuance Date, the Issuer shall give prompt written notice to the Holder (the “Asset Sale Notice”), which notice shall include a calculation of the Holder’s Asset Sale Pro Rata Portion and an offer to redeem a portion of this Note (the “Asset Redemption Offer”) equal to the Holder’s Asset Sale Pro Rata Portion by making a cash payment in the amount of the applicable Asset Sale Pro Rata Portion plus accrued and unpaid interest on such amount at the Applicable Rate. Holder may accept such redemption offer by written notice to the Issuer not later than five (5) Business Days after delivery of the Asset Sale Notice and the Issuer shall make payment on the redemption within three (3) Business Days of its receipt of such notice of acceptance. The Issuer shall use any remaining portion of such Net Available Cash that is not applied to prepay the Loans (as defined in the Pari Passu Loan Agreement) under the Pari Passu Loan Documents because an Asset Prepayment Offer (as defined in the Pari Passu Loan Documents) is not accepted according to the terms thereof first, to redeem Notes pursuant to a subsequent Asset Redemption Offer, and second, for general corporate purposes, the repayment of Indebtedness, as otherwise required pursuant to its other contractual requirements or for any other purpose permitted under the Note Purchase Agreement. Upon completion of such Asset Redemption Offers, the amount of Net Available Cash shall be reset at zero.

(d)        Offer to Redeem using Excess Cash Flow. Beginning with the fiscal quarter ending September 30, 2025, when the Issuer’s Liquidity as of the last day of each fiscal quarter is greater than or equal to $35,000,000, the Excess Cash Flow Trigger is satisfied, the Issuer shall give prompt written notice to Holder (the “Excess Cash Flow Notice”), which notice shall include a calculation of Holder’s Excess Cash Flow Pro Rata Portion and an offer to redeem a portion of the Notes (the “Excess Cash Flow Redemption Offer”) equal to Holder’s Excess Cash Flow Pro Rata Portion by making a cash payment in the amount of such Holder’s Excess Cash Flow Pro Rata Portion plus accrued and unpaid interest on such amount at the Applicable Rate (the “Excess Cash Flow Redemption”), provided that to the extent the Excess Cash Flow Redemption (or equivalent under the Pari Passu Loan Documents) payable to all Holders and the Pari Passu Lenders would reduce the Issuer’s pro forma Liquidity below $35,000,000, such Excess Cash Flow Redemption shall be reduced by the amount necessary to result in the Issuer’s pro forma Liquidity being $35,000,000 after such Excess Cash Flow Redemption (or equivalent under the Pari Passu Loan Documents) is paid to all Holders and the Pari Passu Lenders. Holder may accept such redemption offer by written notice to the Issuer and Notes Agent not later than five (5) Business Days after delivery of the Excess Cash Flow Notice and the Issuer shall make the Excess Cash Flow Redemption within three (3) Business Days of its receipt of such notice of acceptance (such date of redemption to be a Redemption Date hereunder), with written notice thereof delivered to Notes Agent. The Issuer shall use any remaining portion of such Excess Cash Flow that is not applied to prepay the Loans (as defined in the Pari Passu Loan Agreement) under the Pari Passu Loan Documents because an Excess Cash Flow Prepayment Offer is not accepted, first, to prepay the applicable pro rata portion of the outstanding Notes pursuant to a subsequent Excess Cash Flow Redemption Offer, and second, for general corporate purposes, the repayment of Indebtedness to the extent permitted by the Note Purchase Agreement, as otherwise required pursuant to its other contractual requirements or for any other purpose permitted under the Note Purchase Agreement. Upon completion of such Excess Cash Flow Redemption Offers, the amount of Excess Cash Flow shall be reset at zero. Notwithstanding anything herein or in any other Transaction Document, (i) any Excess Cash Flow Redemption shall only include the principal amount so being redeemed plus accrued and unpaid interest and shall not include any penalty, premium or make-whole payment and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Excess Cash Flow contributed by any foreign Subsidiary would result in an obligation to pay cash that would reasonably be expected to result in adverse tax consequences (including withholding tax) requiring the concurrent payment of cash taxes or regulatory consequences for the Issuer, its Subsidiaries, any of their respective Affiliates or any direct or indirect holders of Equity Interests in the Issuer with respect to such Excess Cash Flow contributed by the foreign Subsidiary, the Excess Cash Flow amount so affected will not be required to be applied to redeem the Notes as required in this Section 6(d) but may be retained by the applicable non-U.S. Subsidiary.

(e)        Offer to Redeem using Proceeds of Warrant Exercise. If the Holder exercises its Warrants (as defined in the Note Purchase Agreement) for cash (the “Warrant Exercise Proceeds”), the Issuer shall, not later than three (3) Business Days after the occurrence of the Warrant Share Delivery Date (as defined in the Warrants), give written notice to the Holder and offer to redeem for cash a portion of this Note such that the Warrant Exercise Proceeds are equal to the Note Obligations Amount in respect of the Outstanding Principal Balance for such portion of this Note being redeemed. Holder may accept such redemption offer by written notice to the Issuer not later than five (5) Business Days after delivery of such notice and the Issuer shall make payment on the redemption within three (3) Business Days of its receipt of such notice of acceptance.

(f)           Mechanics of Redemption and Repayment of this Note. The following procedures shall apply to redemptions and other repayments of the amounts due and payable under this Note (other than in connection with any acceleration thereof):

(i)           In connection with any redemption or repayment of this Note in full, the Holder shall surrender this Note to the Issuer (or in the case of the loss, theft or destruction of this Note, provide an indemnification undertaking with respect to this Note that is reasonably satisfactory to the Issuer) no later than the Business Day immediately preceding the Redemption Date or Maturity Date; provided that failure to timely surrender this Note shall not release the Issuer of its obligations hereunder. In connection with any redemption or repayment on this Note in part, the Holder shall not surrender this Note to the Issuer and the Outstanding Principal Balance of this Note shall be adjusted on the Issuer’s records to reflect such partial redemption or repayment.

(ii)          On the Redemption Date or Maturity Date, the Issuer shall pay any amount due and payable under the terms of this Note in cash as of such Redemption Date or the Maturity Date, and provide written notice of such payment to the Notes Agent.

(g)          Pari Passu Loan Documents. Notwithstanding anything else herein to the contrary (and subject in all respects to the Pari Passu Intercreditor Agreement), any redemption (or offer of redemption, as applicable) hereunder or under any other Note Document (other than a redemption pursuant to Section 6(e)) shall be accompanied by a corresponding prepayment (or offer of prepayment as applicable) of the then-outstanding Loans (as defined in the Pari Passu Loan Agreement) under the Pari Passu Loan Documents on a pro rata basis.

SECTION 7. EVENTS OF DEFAULT. Each of the following shall be an “Event of Default” with respect to this Note:

(a)          The Issuer fails to pay any portion of the Note Obligations Amount when due, whether on the Maturity Date, upon redemption, acceleration, or otherwise.

(b)          The Issuer fails to pay any other amounts not constituting principal or accrued interest hereunder or under the Note Purchase Agreement or any other Transaction Document for a period of five (5) Business Days after such amounts are due.

(c)          Failure by the Issuer to comply with Section 1(b) of the Note Purchase Agreement.

(d)          Any representation or warranty made by the Issuer Parties in the Note Purchase Agreement, this Note or any other Transaction Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate furnished pursuant to or in connection with this Note, the Note Purchase Agreement or any other Transaction Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representation or warranty shall prove to have been incorrect in any respect).

(e)          The Issuer Parties fail to comply with their obligations under Section 9 of the Note Purchase Agreement.

(f)           The Issuer Parties fail to comply with their obligations under this Note, the Note Purchase Agreement or any other Transaction Document (other than as otherwise expressly provided in Section 7(a), Section 7(b), Section 7(c), Section 7(d), or Section 7(e)) for fifteen (15) calendar days after the earlier of (i) receipt by the Issuer of written notice of the failure to so comply from the Notes Agent, Collateral Agent or the Required Investors or (ii) actual knowledge of such failure by a Responsible Officer of the Issuer.

(g)          The Issuer or any of its Subsidiaries shall fail to perform or comply with any term, covenant, condition or agreement contained in any agreement(s) or instrument(s) governing any Indebtedness for borrowed money in an amount in excess of $500,000 (in each case, beyond any applicable grace or cure period).

(h)          (i) One or more final judgments for the payment of money in excess of $1,000,000 in the aggregate, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be rendered against the Issuer, any of its Subsidiaries or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain unsatisfied or undischarged for a period of thirty (30) consecutive calendar days during which execution shall not be effectively stayed by reason of a pending appeal or otherwise (or an action of similar effect in any jurisdiction outside the U.S.), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Issuer or any of its Subsidiaries to enforce any such judgment and such action shall not be stayed by reason of a pending appeal or otherwise (or an action of similar effect in any jurisdiction outside the U.S.) or (ii) any nonmonetary final judgment, writ or warrant of attachment or similar process shall be entered or filed against Issuer or any Subsidiary or any combination thereof or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed by reason of pending appeal or otherwise (or an action of similar effect in any jurisdiction outside the U.S.) for a period of forty-five (45) consecutive calendar days and such non-monetary judgment, writ, warrant of attachment or similar process would reasonably be expected to have a Material Adverse Effect.

(i)           (i) Any material provision of the Transaction Documents, at any time after its execution and delivery and for any reason other than (x) as expressly permitted hereunder or thereunder, (y) as a result of acts or omissions by the Collateral Agent or any Investor, or (z) the satisfaction in full of all the Obligations (other than contingent indemnification obligations not then due), ceases to be in full force and effect, (ii) any Issuer Party or other Subsidiary of the Issuer contests in writing the validity or enforceability of any provision of any Transaction Document or the validity or priority of a Lien as required by the Collateral Documents on the Collateral, (iii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document or (iv) any Issuer Party or other Subsidiary of the Issuer denies in writing that it has any or further liability or obligation under any Transaction Documents (other than (x) as a result of repayment in full of the Obligations or (y) in accordance with its terms), or purports in writing to revoke or rescind any Transaction Document (other than in accordance with its terms).

(j)           The Issuer or any Guarantor, pursuant to or within the meaning of any Debtor Relief Law:

(i)         commences proceedings to be adjudicated bankrupt or insolvent;

(ii)        consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Debtor Relief Laws;

(iii)       consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv)       makes a general assignment for the benefit of its creditors.

(k)          A court of competent jurisdiction enters an order or decree under any Debtor Relief Law (which order or decree remains unstayed and in effect for sixty (60) consecutive calendar days) that:

(i)         is for relief against the Issuer or any Guarantor in a proceeding in which the Issuer or any Guarantor is to be adjudicated bankrupt or insolvent;

(ii)        appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Guarantor, or for all or substantially all of the property of the Issuer or any Guarantor; or

(iii)       orders the liquidation, dissolution or winding up of the Issuer or any Guarantor;

(l)           The existence of an event of default under the Marriott License Agreement beyond any applicable grace or cure period and/or the termination of the Marriott License Agreement;

(m)         One or more ERISA Events occurs which has resulted or would reasonably be expected to result in liability of any Issuer Party or their respective ERISA Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(n)          The subordination provisions of any Intercreditor Agreement and/or the subordination provisions contained in or otherwise pertaining to any agreement or instrument governing any of the indebtedness under the Pari Passu Loan Documents or the Subordinated Note Documents shall, in whole or in part, for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Issuer Party or any of its Affiliates shall, directly or indirectly, contest or limit in any manner the effectiveness, validity, binding nature or enforceability thereof, deny that it has any further liability or obligation thereunder, or take any action in violation thereof or fail to take any action required by the terms thereof, or the Obligations shall, in whole or in part, for any reason not have the priority contemplated by the Note Purchase Agreement, any such Intercreditor Agreement or such subordination provisions.

(o)          The Issuer fails to raise at least $32,500,000 of aggregate gross proceeds from capital sources (which shall be limited to equity issuances, incurrence of indebtedness, reductions in cash collateral securing leases, and any other capital sources acceptable to the Required Investors), on or prior to November 15, 2025. For the avoidance of doubt, for purposes of this clause (o), “capital” shall not include any deferred rent payments or other obligation owing by any Issuer Party or any of their Subsidiaries.

SECTION 8. REMEDIES.

(a)          Acceleration of Note. In the case of an Event of Default of the type specified in Section 7(j) or Section 7(k), the Note Obligations Amount will become immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Issuer. If any other Event of Default occurs and is continuing, the Required Investors may (i) declare all or any portion of the outstanding Note Obligations Amount, to be immediately due and payable (with notice thereof to Collateral Agent), whereupon the same will become forthwith due and payable, and (ii) cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.

(b)          Waiver of Default. The Required Investors may (upon execution of a written instrument) rescind any acceleration or waive any existing Event of Default, together with any of the consequences of such Event of Default; provided that an Event of Default of the type specified in Section 7(j) or Section 7(k) may only be waived and any acceleration with respect thereto only rescinded in respect of this Note by the Holder. In such event, the Holder and the Issuer will be restored to their respective former positions, rights and obligations hereunder.

(c)           Cumulative Remedies. No failure on the part of the Holder or the Required Investors to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Holder or Required Investors of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not alternative.

(d)           The Issuer, for itself and on behalf on any other Issuer Party, expressly agrees and acknowledges (to the fullest extent it may lawfully do so) that the Make-Whole Amount payable in connection with any redemption pursuant to Section 6(a), Section 6(b) or Section 6(e), or any automatic acceleration of the Note Obligations Amount upon an Event of Default of the type specified in Section 7(j) or Section 7(k) (collectively, the “Premium”) (w) shall constitute reasonable and proportionate compensation for any lost profits or damages of the Holder caused by such events, (x) is the product of an arm’s length transaction resulting from good faith negotiations between sophisticated parties having received independent legal advice, (y) is payable notwithstanding the then prevailing market rates at the time payment of the Premium is made and (z) shall be payable by the Issuer or the Guarantors (as applicable) to the Holder as and to the extent provided in this Note, notwithstanding any redemption pursuant to Section 6(a), Section 6(b) or Section 6(e), or automatic acceleration hereunder following an Event of Default of the type specified in Section 7(j) or Section 7(k). The Issuer, for itself and on behalf on any other Issuer Party, hereby expressly agrees (to the fullest extent it may lawfully do so) that with respect to the Premium payable under the terms of this Note (i) payment of the Premium hereunder constitutes liquidated damages, is not a penalty, punishment, “unmatured interest” as that term is used in section 502(b) of the Bankruptcy Code (or otherwise) or an otherwise unenforceable or invalid obligation, and is a material inducement to each Holder, (ii) the actual amount of damages to the Holder or profits lost by the Holder as a result of the events requiring payment of the Premium hereunder would be impracticable and extremely difficult to ascertain, (iii) the amount of the Premium payable hereunder is provided by mutual agreement of the Issuer and the Holder, as a reasonable estimation and calculation of the damages that the Holder would incur upon the occurrence of events requiring payment of the Premium hereunder, and the Premium payable hereunder is reasonable in light of the circumstances, (iv) there has been a course of conduct between the Holder and the Issuer Parties giving specific consideration in this transaction for such agreement to pay the Premium and (v) the Issuer Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Without limiting the generality of the foregoing, the Premium shall be fully earned, and automatically and immediately due and payable, on the date on which such Premium is required to be made pursuant to the terms of this Note and shall constitute part of the Obligations secured by the Collateral as of such date. The Premium shall also be automatically and immediately due and payable if the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means, or if the Obligations are reinstated pursuant to section 1124 of the Bankruptcy Code or similar provisions under Debtor Relief Laws. The obligation to pay the Premium will not be subject to counterclaim or setoff for, or otherwise be affected by, any claim or dispute any Note Party may have (other than a claim of payment). In the event that the Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of Debtor Relief Laws, despite becoming due and payable in accordance with the terms of this Note, such Premium shall nonetheless constitute Obligations under the Transaction Documents for all purposes hereunder and thereunder. The Holder has agreed to hold this Note in reliance of each such agreement and acknowledgement by the Issuer, for itself and on behalf on any other Issuer Party. THE ISSUER, FOR ITSELF AND ON BEHALF ON ANY OTHER ISSUER PARTY, EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH EVENT SET FORTH IN THIS NOTE.

SECTION 9. [Reserved.]

SECTION 10. [Reserved.]

SECTION 11. AMENDMENTS. This Note, and any of the terms and provisions hereof, may be amended from time to time as set forth in the Note Purchase Agreement.

SECTION 12. TRANSFER;AND RELATED PROVISIONS.

(a)           This Note may not be directly or indirectly offered, sold, assigned or transferred by the Holder without the prior written consent of the Issuer except to a Qualified Transferee. For the avoidance of doubt, this Section 12 shall not restrict the ability of the Holder or any direct or indirect parent of the Holder to pledge, mortgage, charge or otherwise dispose of or encumber its assets. In connection with any assignment or direct transfer of this Note (in whole or in part), the transferor and transferee shall enter into an Assignment and Assumption Agreement in the form of Exhibit I hereto and provide a copy thereof to Notes Agent. Any offer, sale, assignment or other transfer of this Note is also subject to the restrictive legends of this Note.

(b)          The Notes Agent shall maintain and keep updated a register (the “Register”) for the recordation of the names and addresses of the Holders of this Note and each Replacement Note and the Outstanding Principal Balance of this Note (and accrued interest) and any Replacement Note (the “Registered Notes”). The initial address for the Holder of this Note shall be the address set forth on the Holder’s signature page hereto and may be updated, from time to time, by written notice to the Issuer and Notes Agent. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Issuer, the Collateral Agent and the Holder of this Note or any Replacement Note shall treat each Person whose name is recorded in the Register as the owner of this Note or the applicable Replacement Note for all purposes, including, without limitation, the right to receive payments hereunder, notwithstanding notice to the contrary. Upon the written request of the Holder, the Notes Agent shall provide a copy of the Register to the Holder and backup calculations for the values relating to this Note in the Register. A Registered Note may be assigned or sold in whole or in part, to the extent permitted pursuant to Section 12(a) and any other terms hereof, only by registration of such assignment or sale on the Register. Upon the Notes Agent’s receipt of a permitted request to assign or sell all or part of any Registered Note by the Holder of the applicable Registered Note, an Assignment and Assumption Agreement, a Joinder Agreement (as defined in the Collateral Agency Agreement), any tax forms required by Section 18, a completed administrative questionnaire, any “know your customer” documentation required by the Note Purchase Agreement or Collateral Agency Agreement, a processing and recordation fee of $3,500 to Notes Agent, and the physical surrender of such applicable Registered Note to the Issuer, the Notes Agent shall record the information contained therein in the Register and the Issuer shall issue one or more new Registered Notes, the aggregate Outstanding Principal Balance of which is the same as the entire Outstanding Principal Balance of the surrendered Registered Note, to the Transferee pursuant to Section 13. The provisions of this Section 12(b) are intended to cause the Note to be in “registered form” as defined in Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c), or Proposed Section 1.163-5(b) (and any successor sections) and shall be interpreted and applied consistently therewith.

SECTION 13. REISSUANCE OF THE NOTE.

(a)           Transfer. If this Note is transferred, in whole or in part, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will forthwith issue and deliver a Replacement Note to the Transferee (in accordance with Section 13(d)), representing the Outstanding Principal Balance of this Note being transferred by the Holder and, if less than the entire Outstanding Principal Balance of this Note held by the Holder is being transferred, a new note (in accordance with Section 13(d)) to the Holder, representing the portion of the Outstanding Principal Balance not being transferred (each, a “Replacement Note” and collectively, the “Replacement Notes”). The Holder and the Transferee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 13(d), following redemption of any portion of this Note, the Outstanding Principal Balance represented by this Note may be less than the Outstanding Principal Balance stated on the face of this Note.

(b)          Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for Replacement Notes representing in the aggregate the Outstanding Principal Balance of this Note in accordance with Section 13(d). Each such Replacement Note will represent such portion of such Outstanding Principal Balance as is designated by the Holder at the time of such surrender. The Original Principal Amount shall be allocated pro rata between such Replacement Notes based on the Outstanding Principal Balance designated for each.

(c)           Lost, Stolen, Destroyed or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a Replacement Note (in accordance with Section 13(d)), representing the Outstanding Principal Balance.

(d)           Issuance of Replacement Notes. Whenever the Issuer is required to issue a Replacement Note pursuant to the terms of this Note, such Replacement Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such Replacement Note, the remaining Outstanding Principal Balance (or, in the case of a Replacement Note being issued pursuant to Section 13(a) or Section 13(c), the Outstanding Principal Balance designated by the Holder which, when added to the aggregate Outstanding Principal Balance represented by the other Replacement Notes issued in connection with such issuance, does not exceed the remaining Outstanding Principal Balance under this Note immediately prior to such issuance of Replacement Notes), (iii) shall be deemed to have an Original Principal Amount calculated in accordance with Section 13(b), (iv) shall have an issuance date, as indicated on the face of such Replacement Note, which is the same as the Issuance Date of this Note, (v) shall be deemed to have accrued its proportional share of the interest under this Note from the immediately preceding Interest Payment Due Date, (vi)shall have the same rights and conditions as this Note, and (vii) shall be timely prepared and issued by the Issuer. The Issuer shall provide Notes Agent with notice of any issuance of Replacement Notes and the details in respect thereof to permit the Notes Agent to revise the Register.

SECTION 14. DISPUTES REGARDING ARITHMETIC CALCULATIONS. If the Holder disagrees with any arithmetic calculations performed by the Issuer pursuant to this Note, the Holder shall submit to the Issuer its calculations thereof. If the Holder and the Issuer are unable to agree upon such calculation within five (5) Business Days of the submission by the Holder, then the Issuer shall, within five (5) Business Days thereafter submit the disputed arithmetic calculation to the Issuer’s independent, outside accountant, or if such accountant is unwilling or prohibited, an accountant reasonably satisfactory to the parties (which is ranked in the top twenty (20) accounting firms nationally, by revenue). The Issuer shall cause such accountant to perform the calculation and notify the Issuer and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed calculation. The Holder shall pay the costs and expenses of such accountant unless the calculation of such accountant is mathematically closer to the Holder’s calculation than the calculation submitted by the Issuer, in which case, the costs and expenses of such accountant shall be paid by the Issuer. Such calculation shall be binding upon all parties absent manifest error.

SECTION 15. NOTICES AND PAYMENTS.

(a)           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and mailed or delivered personally, by overnight courier, by electronic mail or other or other electronic transmission to each party as follows: (i) if to the Holder, at the Holder’s address set forth in the Register, or (ii) if to the Issuer, at the address set forth on the Issuer’s signature page hereto, or at such other address as the Issuer shall have furnished to the Holder in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being deposited with an overnight courier service of recognized standing or (iv) four days after being deposited in the U.S. mail, first class with postage prepaid.

(b)          Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in cash via wire transfer of immediately available funds. The Holder shall provide the Issuer and Collateral Agent with wire transfer instructions promptly upon request. In the event of any change of Holder’s wire transfer instructions, Holder shall provide the Issuer and Collateral Agent with five (5) Business Days’ prior written notice of such change and any amounts paid by the Issuer to the account listed in such Holder’s prior wire transfer instructions prior to such notice shall be deemed paid to the Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day; provided, however, that in the case of any Interest Payment Due Date on which the Issuer is paying PIK Interest and that is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.

SECTION 16. WAIVER OF NOTICE. To the extent permitted by Law, unless otherwise provided herein, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

SECTION 17. GOVERNING LAW, WAIVER OF JURY TRIAL, JURISDICTION, AND SEVERABILITY.

(a)          This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state that would result in the application of the laws of a state other than the State of New York.

(b)          By acceptance of this Note, each of the Issuer and the Holder hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Transaction Documents.

(c)          To the extent permitted by law, each of the Holder and the Issuer hereby submit to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in New York City for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.

(d)          In the event that any provision of this Note is invalid or unenforceable under any applicable Law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such Law. Any such provision which may prove invalid or unenforceable under any Law shall not affect the validity or enforceability of any other provision of this Note.

SECTION 18. TAX MATTERS.

(a)          All amounts payable or deliverable in respect of this Note, whether in respect of principal, interest (including accrued interest) or otherwise, will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes unless the withholding or deduction of such Taxes is required by Law.

(b)          Notwithstanding anything in Section 18(a) to the contrary, all such amounts paid or delivered by or on behalf of the Issuer to (A) any Person who is a “United States person” as defined in Section 7701(a)(30) of the Code who has timely provided, on behalf of itself, a properly completed and valid Internal Revenue Service Form W-9 and (B) any Person other than a United States person who has timely provided, on behalf of itself and/or its beneficial owners, as applicable, a properly completed and valid Internal Revenue Service Form W- 8BEN, Form W-8BEN-E or other applicable Internal Revenue Service Form W-8 and such other information (such as that it and/or its beneficial owner is not a 10% shareholder of the Issuer, a controlled foreign corporation to which the Issuer is related, or a bank extending credit to the Issuer in the ordinary course of its trade or business) establishing an exemption from U.S. federal withholding tax, shall be free and clear of and without any deduction or withholding for or on account of, any U.S. federal income tax, other than any U.S. federal income tax imposed under FATCA, unless the withholding or deduction of such U.S. federal income tax is required as a result of a change in Law after the date hereof; provided that, for the avoidance of doubt, any forms or other information provided by a transferor or predecessor with respect to a Person shall not satisfy the requirements of this sentence with respect to such Person.

(c)           The Issuer will furnish to the Holder, within a reasonable time after the date the payment of any taxes withheld or deducted is made, certified copies of tax receipts evidencing payment by the Issuer, or other evidence of payments (reasonably satisfactory to the Holder).

(d)          The Issuer will pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes levied on or in connection with the execution, delivery, issuance, registration or enforcement of this Note or the receipt of any payments with respect thereto.

SECTION 19. INTERPRETATION. In this Note, unless otherwise indicated or the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties required and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Note into Sections and Exhibits and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Note or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Note as a whole and not to any particular Section or Exhibit hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Exhibit or Section shall be construed as a reference to that specified Exhibit or Section of this Note; and all references to “$” or “dollars” shall be deemed references to United States dollars.

SECTION 20: Failure Or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(Signature Page Follows)

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the Issuance Date set out above.

SONDER HOLDINGS INC.

By:

Name:

Title:

[Signature Page to Senior Secured Promissory Note]

ACKNOWLEDGED AND ACCEPTED:

[HOLDER]

By:
Name:
Title:

Address:

[Holder]

[Address]

[Address]

Attention:

Telephone:

Email:

[Signature Page to Senior Secured Promissory Note]

Exhibit I

Form of Assignment and Assumption Agreement

[FORM OF]
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement identified below (the “Note Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Notes Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as an Investor under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount identified below of all of such outstanding rights and obligations of the Assignor under the Note Purchase Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as an Investor) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[The Assignee represents and warrants that it (a) is an Investor or (b) (i) is a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act), or (ii) has total assets (in name or under management) in excess of $100,000,000.]I

1.	Assignor:

2.	Assignee:

3.	Issuer:

4.	Notes Agent:	Alter Domus (US) LLC

I Include if the Assignee meets these requirements of a Qualified Transferee as defined in the Note, in which case consent by the Issuer is not required for assignment.

5.	Note Purchase Agreement:	Note and Warrant Purchase Agreement, dated as of August 5, 2025 (as may be amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Note Purchase Agreement”), among Sonder Holdings Inc., the Guarantors from time to time party thereto, and the Persons identified as Investors therein.

6.	Assigned Interest:

Assigned Note	Outstanding Principal Balance
Note No. N-[ ]	$

Effective Date: , 20__ [TO BE INSERTED BY NOTES AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Notes Agent and the Issuer a completed questionnaire in which the Assignee (i) designates one or more credit contacts to whom all information to which Investors are entitled pursuant to the Note Purchase Agreement (which may contain material non-public information about the Issuer Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and (ii) provides wire instructions for an account into which all payments under the Note shall be made.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR],

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE],

By:
Name:
Title:

Consented to and Accepted:

ALTER DOMUS (US) LLC, as Notes Agent

By:
Name:
Title:

Consented to:II

SONDER HOLDINGS INC.

By:
Name:
Title:

II Remove consent if transfer is to a Qualified Transferee as defined in the Note and the text bracketed and footnoted 1 on the first page of this Assignment and Assumption Agreement is being included.

Annex I

Sonder Note Purchase Agreement

Standard Terms and Conditions for
Assignment and Assumption

1.             Representations and Warranties.

1.1           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Issuer and any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document, (iv) any requirements under applicable law for the Assignee to become an Investor under the Note Purchase Agreement or to charge interest at the rate set forth therein from time to time, or (v) the performance or observance by the Issuer, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

1.2           Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become an Investor under the Note Purchase Agreement and under applicable law, (ii) it satisfies the requirements, if any, specified in the Note Purchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become an Investor, (iii) from and after the Effective Date, it shall be bound by the provisions of the Note Purchase Agreement as an Investor thereunder and, to the extent of the Assigned Interest, shall have the obligations of an Investor thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received and/or had the opportunity to review a copy of the Note Purchase Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 7(a)(i) and (ii) thereof (or, prior to the first such delivery, the financial statements referred to in Section 2(e)(i) and (ii) thereof), as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Notes Agent, the Collateral Agent, the Assignor or any other Investor or any of their respective Related Parties and (vi) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Note Purchase Agreement, duly completed and executed by the Assignee (including, if applicable, a completed administrative questionnaire, tax forms, “know your customer” documentation and an executed “Joinder Agreement” (as defined in the Collateral Agency Agreement)); (b) agrees that it will, independently and without reliance on the Notes Agent, the Collateral Agent, the Assignor or any other Investor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents; (c) appoints and authorizes the Notes Agent and the Collateral Agent to take such action as agents on its behalf and to exercise such powers under the Note Purchase Agreement and the other Transaction Documents as are delegated to or otherwise conferred upon the Notes Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as an Investor.

2.             Payments. From and after the Effective Date, the Issuer shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Issuer for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.             Effect of Assignment. Upon the delivery of a fully executed original hereof to the Notes Agent, as of the Effective Date, (i) the Assignee shall be a party to the Note Purchase Agreement and, to the extent of the Assigned Interest and as provided in this Assignment and Assumption, have the rights and obligations of an Investor thereunder and under the other Transaction Documents and (ii) the Assignor shall, to the extent as provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Note Purchase Agreement and the other Transaction Documents to the extent of the Assigned Interest.

4.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.